UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            December 22, 2006

INSPIRE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

           Delaware                          000-31135                                   04-3209022

(State or other jurisdiction (Commission (IRS Employer
of incorporation) File Number) Identification No.)

          4222 Emperor Boulevard, Suite 200, Durham, North Carolina 27703

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code          (919) 941-9777

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On December 22, 2006, Inspire Pharmaceuticals, Inc. ("Inspire") entered into a loan and security agreement (the "Loan Agreement") with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. ("Merrill") and Silicon Valley Bank ("SVB") (each of Merrill and SVB individually, a "Lender", and, collectively, the "Lenders") whereby the Lenders agreed to provide a term loan facility to Inspire in an aggregate amount of $40,000,000, divided evenly between the Lenders, subject to the further terms and conditions of the Loan Agreement. The loan commitment is secured by virtually all of Inspire's assets, with the exception of Inspire's intellectual property (but including all accounts, license and royalty fees and other revenues and proceeds arising from Inspire's intellectual property) (collectively, the "Collateral"). In addition, Inspire will establish and maintain its primary depository and operating accounts and security accounts with SVB or its affiliates and will keep a certain percentage of assets within these accounts depending upon its total cash and investment balances. The Lenders provided an initial advance of $20,000,000 to Inspire on December 22, 2006, while subsequent term loan advances may be requested by Inspire in amounts not less than $1,000,000 each during the term of the commitment period extending through June 30, 2007 (the "Commitment Period"). The term of the Commitment Period may be extended by Inspire to December 31, 2007, upon satisfaction of certain conditions.

Funds drawn from the $40,000,000 commitment limit may not be re-borrowed by Inspire once re-paid. The maturity date for all loan advances under the Loan Agreement is March 1, 2011 (the "Maturity Date"). Interest accrues on the unpaid principal amount of each loan advance at a per annum rate equal to the United States Treasury note yield (for a sixty (60) month note) plus 3% (the "Basic Rate"). Repayment of each advance by Inspire under the Loan Agreement will be made according to a schedule of six (6) monthly installments of interest only (commencing with the first month following the month during which the advance occurs), followed by equal monthly installments of principal and interest such that the total principal amount of such advance and the accompanying interest is fully repaid by the Maturity Date. During the term of the Loan Agreement, Inspire is required to maintain a minimum liquidity level based on the balance of the outstanding advances. Upon an event of default, all amounts outstanding under the Loan Agreement bear interest at a default rate at 3% above the Basic Rate. Inspire has the right to prepay the principal of any advance in whole or in part, without penalty, in minimum incremental amounts of $1,000,000, upon providing fifteen (15) days advance written notice to SVB in its capacity as agent for the Lenders (the "Agent"). Any repayment of principal by Inspire under the Loan Agreement (whether prepaid or not) must be accompanied by interest accrued to date on such principal and by a final payment equal to 2% of the principal amount being repaid.

Additional fees and expenses payable (or potentially payable) by Inspire under the Loan Agreement include (i) a non-refundable commitment fee of $100,000, (ii) all audit fees and expenses and reasonable costs or expenses incurred by the Agent, and (iii) a fee equal to 1% of any portion of the $40,000,000 loan commitment that is not borrowed by Inspire prior to the end of the Commitment Period.

Inspire's right to draw additional funds (beyond the initial $20,000,000 credit extension) under the term loan facility is subject to the satisfaction of any one of a number of conditions related to Inspire's progress in developing the drug bilastine (whether Inspire's receipt of notification from the United States Food & Drug Administration (the "FDA") that pivotal trials previously conducted by FAES Farma, S.A. ("FAES Farma") are acceptable for submission of a new drug application for bilastine or Inspire's completion of a successful Phase 3 trial for bilastine) or its success in obtaining FDA approval for other products owned or in-licensed by Inspire. To the extent that none of such conditions are satisfied, Inspire may still draw from the term loan facility but only in the amount by which its research and development expenditures on bilastine and/or another in-licensed drug candidate exceed $20,000,000. Additional extensions of credit under the Loan Agreement are also subject to the non-occurrence of any events of default, which include, in addition to customary financial condition or loan-related defaults, the uncured breach of Inspire's agreements with either Allergan, Inc. or FAES Farma which permits either such party to terminate either such agreement. Each Lender's commitment to extend term loans may also be terminated by such Lender upon the occurrence, in the good faith business judgment of such Lender, of a material impairment in its security interest in the Collateral, a material impairment of Inspire's prospective ability to repay borrowed amounts, or a material adverse change in the business, operations or condition (financial or otherwise) of Inspire.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                       Inspire Pharmaceuticals, Inc.

By: /s/   Thomas R. Staab, II

Thomas R. Staab, II,

Chief Financial Officer and Treasurer

Dated: December 22, 2006